Exhibit 15.3

Our ref	RDS/302157-000001/19557921v1
Direct tel	+852 2971 3046
E-mail	richard.spooner@maples.com

BY COURIER

NetEase, Inc.
NetEase Building, No. 599 Wangshang Road
Binjiang District, Hangzhou, 310052
People’s Republic of China

April 28, 2021

Dear Sir

Re: NetEase, Inc.

We have acted as legal advisors as to the laws of the Cayman Islands to NetEase, Inc., an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the year ended December 31, 2020.

We hereby consent to the reference of our name under the headings “Taxation” and “Enforcement of Civil Liabilities” in the Form 20-F.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP